MORTGAGE NOTE

$3,200,000.00

New York, New York
Dated: October 4, 2006

MORTGAGE NOTE (hereinafter, the "**Note**") made this 4th day of October, 2006, by **WM Realty Management, LLC**, a Massachusetts limited liability company having an address at c/o Andrew Levy, 900 Third Avenue, 13th Floor, New York, New York 10022 (hereinafter, the "**Maker**") for the benefit of **Amalgamated Bank**, a New York banking corporation having offices at 11-15 Union Square, New York, New York 10003, or its successors or assigns (collectively, the "**Payee**").

FOR VALUE RECEIVED, Maker promises to pay to the order of Payee, at 11-15 Union Square, New York, New York 10003, or at such other place as Payee may designate to Maker in writing from time to time, the principal sum of THREE MILLION TWO HUNDRED THOUSAND AND 00/100 ($3,200,000.00) DOLLARS, together with interest thereon at the Interest Rate (as hereinafter defined), calculated in the manner hereinafter set forth from and including the date of this Note to the date this Note is paid in full, as follows:

> Interest only commencing on the date hereof and ending on the last day of the month of this Note. Commencing on the 1st day of December, 2006 and on the first day of each consecutive month thereafter throughout the term of this Note, constant monthly payments of Twenty Thousand Nine Hundred Fifty-Four and 94/100 ($20,954.94) Dollars, representing interest at the Interest Rate (as hereinafter defined) and principal (which payment has been established by using a thirty (30) year amortization schedule). On the Maturity Date (as hereinafter defined), the entire unpaid Debt (as hereinafter defined) shall immediately become due and payable. Each monthly payment shall be applied first to interest at the Interest Rate with the balance to principal.

For the purposes of this Note, these terms shall be defined as follows:

1. The term "**Interest Rate**" as used in this Note shall be six and three quarters of one (6.75%) percent.

2. The term "**Principal Balance**" shall mean the outstanding principal balance of this Note from time to time.

3. The term "**Maturity Date**" as used in this Note shall mean the earlier of (i) November 1, 2016 or (ii) such sooner date, by acceleration or otherwise, as may be applicable pursuant to the terms hereof, at which time the entire Debt shall become due and payable.

4. The term "**Debt**" shall mean all principal, interest and other sums of any nature whatsoever, which may or shall become due to Payee in accordance with the provisions of this Note, the Mortgage or Other Security Documents.

5. The term "**Mortgage**" shall mean that certain Mortgage Security Agreement and Fixture Filing dated the date hereof in the principal amount of $3,200,000.00, affecting premises located at 48 Town Farm Road, Westminster, Massachusetts.

6. The term "**Other Security Documents**" shall mean any of the documents other than this Note or the Mortgage, now or hereafter executed by the Maker or others, and by or in favor of Payee, which wholly or partially secure or guarantee payment of this Note, or which otherwise pertain to the Debt.

7. The term "**Loan Year**" shall be from November 1 to November 30 for each year during the term of this Note except the first Loan Year shall be from the date hereof through November 30, 2006.

Interest payable under this Note shall be calculated on a 360-day year and payable on a 365-day year, except that during a leap year interest shall be payable on a 366-day year.

Maker agrees that Payee is hereby authorized to automatically debit Maker's operating account for monthly installments of principal, interest and escrows due under this Note and the Mortgage. Maker shall at all times maintain an operating account with Payee or such other banking institution as Maker shall elect, permitting such automatic monthly debits.

It is hereby expressly agreed that the entire Debt shall become immediately due and payable at the option of Payee on the happening of any default (after any applicable grace or cure periods) or event by which under the terms of this Note, the Mortgage or the Other Security Documents, the Debt may or shall become due and payable, and that all of the terms, covenants and provisions contained in this Note, the Mortgage or the Other Security Documents which are to be kept and performed by the Maker are hereby made a part of this Note to the same extent and with the same force and effect as if they were fully set forth herein. The Payee may exercise this option to accelerate during any default by the Maker regardless of any prior forbearance.

If any monthly installment of principal, interest or escrow required hereunder, under the Mortgage or under any other Security Document shall not be paid within ten (10) days after such payment is due, or any other payment required hereunder or under the Mortgage or under any other Security Document shall become overdue for a period of ten (10) days, then to the extent permitted by law, the Maker shall pay to the Payee a late charge of five (5%) percent for each dollar so overdue.

Subject to the following provisions, Maker shall have the right to prepay the Principal Balance in whole only, along with interest, additional interest, and any other sums due under the Note, the Mortgage or the Other Security Documents upon thirty (30) days prior irrevocable written notice to Payee and upon the payment of a prepayment premium in an amount equal to:

(i) Five (5%) percent of the amount prepaid if prepayment is made during the First or Second Loan Year;

(ii) Four (4%) percent of the amount prepaid if prepayment is made during the Third or Fourth Loan Year;

(iii) Three (3%) percent of the amount prepaid if prepayment is made during the Fifth or Sixth Loan Year;

(iv) Two (2%) percent of the amount prepaid if prepayment is made during the Seventh or Eighth Loan Year; and

(v) One (1%) percent of the amount prepaid if prepayment is made during the Ninth or Tenth Loan Year.

The prepayment premium shall also be paid in the event of an acceleration of the Debt resulting from any default or event by which, under the terms hereunder or under the Mortgage or under the Other Security Documents the Debt may or shall become due and payable.

Notwithstanding the foregoing, no prepayment consideration, if any, shall be due for any reduction in the Debt due to the application by Lender of (x) insurance proceeds in accordance with Section 4 of the Mortgage, (y) condemnation proceeds in accordance with Section 7 of the Mortgage, or (z) if Mortgagee exercise its rights in accordance with Sections 12 or 13 of the Mortgage.

Maker acknowledges that this Note and Maker's obligations under this Note are and shall at all times continue to be absolute and unconditional in all respects. This Note sets forth the entire agreement and understanding of Payee and Maker. Maker hereby waives presentment and demand for payment, notice of dishonor, protest or notice of protest of this Note.

This Note shall be the joint and several obligation of all makers, sureties, guarantors and endorsers, and shall be binding upon them and their successors and assigns. If any payment under this Note is not made when due, Maker agrees to pay all costs of collection when incurred, including reasonable attorneys' fees, which costs shall be added to the amount due under this Note and shall be receivable therewith.

The indebtedness herein evidenced by this Note is secured by the Mortgage and the Other Security Documents.

The terms of this Note shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts.

Maker does hereby agree that upon the occurrence of an Event of Default (as such capitalized term is defined in the Mortgage), or upon the failure of Maker to pay the Debt in full on the Maturity Date, Payee shall be entitled to receive and Maker shall pay interest on the entire

Debt at the rate of twenty-four (24%) percent per annum or at the maximum rate of interest which Maker may by law pay, whichever is lower (the "**Default Rate**"), to be computed from the occurrence of the Event of Default until the actual receipt and collection of the Debt. This charge shall be added to the Debt, and shall be deemed secured by the Mortgage. This clause, however, shall not be construed as an agreement or privilege to extend the date of the payment of the Debt, nor as a waiver of any other right or remedy accruing to Payee by reason of the occurrence of any Event of Default.

This Note is subject to the express condition that at no time shall Maker be obligated or required to pay interest on the Principal Balance at a rate which could subject Payee to either civil or criminal liability as a result of being in excess of the maximum rate which Maker is permitted by law to contract or agree to pay. If, by the terms of this Note, Maker is at any time required or obligated to pay interest on the Principal Balance at a rate in excess of such maximum rate, the rate of interest under this Note shall be deemed to be immediately reduced to such maximum rate, and interest payable hereunder shall be computed at such maximum rate and the portion of all prior interest payments in excess of such maximum rate shall be applied and shall be deemed to have been payments in reduction of the Principal Balance.

No delay on the part of Payee in exercising any right or remedy under this Note, the Mortgage or the Other Security Documents or failure to exercise the same shall operate as a waiver in whole or in part of any such right or remedy. No notice to or demand on Maker shall be deemed to be a waiver of the obligation of Maker or of the right of Payee to take further action without further notice or demand as provided in this Note, the Mortgage and the Other Security Documents.

Maker (and the undersigned representative of Maker, if any) represents that Maker has full power, authority and legal right to execute and deliver this Note and that the Debt hereunder constitutes a valid and binding obligation of Maker.

All notices to be given under this Note shall be given in the same manner as provided in the Mortgage.

This Note, and any provisions hereof, may not be modified, amended, waived, extended, changed, discharged or terminated orally or by any act or failure to act on the part of Maker or Payee, but only by an agreement in writing signed by the party against whom enforcement of any modification, amendment, waiver, extension, change, discharge or termination is sought.

Maker hereby irrevocably and unconditionally waives, and Payee, by its acceptance of this Note, irrevocably and unconditionally waives, any and all right to trial by jury in any action, suit or counterclaim arising in connection with, out of or otherwise relating to this Note, the Mortgage or the Other Security Documents.

Maker, to the full extent permitted by law, hereby knowingly, intentionally and voluntarily, with and upon the advice of competent counsel, (a) submits to personal jurisdiction in the Commonwealth of Massachusetts over any suit, action or proceeding by any person arising

from or relating to this Note or the Mortgage, (b) agrees that any such action, suit or proceeding may be brought in any State or Federal Court of competent jurisdiction sitting in Worcester County, Massachusetts, (c) submits to the jurisdiction of such courts, and (d) to the fullest extent permitted by law, agrees that Maker will not bring any action, suit or proceeding in any other forum (but nothing herein shall affect the right of the holder of this Note to bring any action, suit or proceeding in any other forum). Maker further consents and agrees to service of any summons, complaint or other legal process in any such suit, action or proceeding by registered or certified U.S. Mail, postage prepaid, to Maker at the address set forth on page 1 hereof unless the address is changed by notice from Payee to Maker, and Maker further consents and agrees that such service shall constitute in every respect valid and effective service (but nothing herein shall affect the validity or effectiveness of process served in any other manner permitted by law).

IN WITNESS WHEREOF, Maker has duly executed this Note the day and year first above written.

WM REALTY MANAGEMENT, LLC

By: ______________________________
Andrew A. Levy, Managing Member

STATE OF NEW YORK)
) ss.:
COUNTY OF NEW YORK)

On this 4th day of October in the year 2006, before me, a Notary Public in and for said State, personally appeared Andrew A. Levy, before me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his capacity, and that by his signature on the instrument, the individual, or the person on behalf of which the individual acted, executed the instrument.

PAUL J. PROULX
Notary Public, State of New York
No. 02PR6110161
Qualified in Kings County
Commission Expires May 24, 2008

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Notary Public